Exhibit 10.1

CONSENT AND ACKNOWLEDGMENT DATED AS OF JUNE 12, 2018

RE EXTENSION AGREEMENT DATED AS OF MARCH 12, 2018

ARS VI INVESTOR I, LP, a limited partnership formed and existing under the laws of the State of Delaware formerly known as ARS VI Investor I, LLC (the “Investor”), RAIT FINANCIAL TRUST, a real estate investment trust formed and existing under the laws of the State of Maryland (the “Company”), RAIT PARTNERSHIP, L.P., a limited partnership formed and existing under the laws of the State of Delaware (the “Partnership”), TABERNA REALTY FINANCE TRUST, a real estate investment trust formed and existing under the laws of the State of Maryland (“Taberna”), and RAIT ASSET HOLDINGS IV, LLC, a limited liability company formed and existing under the laws of the State of Delaware (“NewSub” and together with the Company, the Partnership and Taberna, the “Issuer Parties”), hereby desire to consent and acknowledge, pursuant to the terms of this Consent and Acknowledgment, certain modifications to the Extension Agreement dated as of March 12, 2018, as amended by the letter agreement dated June 8, 2018 (collectively, the “Extension Agreement”) which relates to (i) the Securities Purchase Agreement, dated as of October 1, 2012 by and among the Issuer Parties and the Investor, as amended by the Amendment thereto dated September 30, 2015 (as amended, the “Securities Purchase Agreement”) and Related Documents and (ii) the letter dated February 14, 2018, (the “February Letter”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement or the Extension Agreement.

RECITALS

WHEREAS, Investor is willing to consent to certain terms and to grant the Issuer Parties certain modifications to the Extension Agreement, and the Investor and Issuer Parties agree, consent and acknowledge such consent and modifications consistent with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

The Investor and Issuer Parties hereby agree that Section 1.a.) of the Extension Agreement shall read as follows:

Provided that the Issuer Parties enter into both of the Sale Contracts (as hereinafter defined) on or before 6:00 p.m. (Eastern time) on June 15, 2018 (the “Sale Contracts Date”), Investor hereby agrees to extend the Effective Date (as defined in and set forth in the February Letter) to 3:00 p.m. (Eastern time) on Friday, June 29, 2018 (such period being the “Extended Effective Date Period”) on the terms and conditions set forth below, and if the Issuer Parties do not enter into both of the Sale Contracts on or before the Sale Contracts Date, the Extended Effective Date Period shall expire at 6:00 p.m. (Eastern Time) on the Sale Contracts Date.

The Investor and Issuer Parties hereby agree that Section 1.b.) iii. of the Extension Agreement shall read as follows:

During the Extended Effective Date Period, the Issuer Parties shall use reasonable best efforts to (a) enter into either one (1) binding sale contract covering certain specified assets of NewSub (individually “Specified Asset 2”, and “Specified Asset 3” and collectively “Specified Assets”) or two (2) separate binding sale contracts, each covering a Specified Asset, in each case in form and substance acceptable to the Investor in its reasonable discretion (such binding sale contract(s), the “Sale Contracts”) by the Sale Contracts Date to sell, in the case of Specified Asset 2, for cash payable in full at the closing or a combination (in the amounts previously agreed to by the Investor and the Issuer Parties) of cash payable at the closing and a promissory note delivered at the closing in form and substance acceptable to the Investor in its sole discretion (the “Promissory Note”), and in the case of Specified Asset 3, for cash payable in full at the closing, which Sale Contracts shall provide for a closing date of no later than Wednesday, June 27, 2018 (the “Sale Closing Date”) and provide for a simultaneous closing of the sales of Specified Asset 2 and Specified Asset 3, (b) provide for a sale process designed to maximize the Net Proceeds (as defined in the Articles Supplementary and LLC Agreement, but which shall include for all purposes of this Agreement the principal amount of the Promissory Note) for each of the Specified Assets, which shall not result in the receipt of Net Proceeds of less than the amount agreed by the Investor and the Issuer Parties with respect to each such Specified Asset (the “Floor Amount”), and (c) consummate the sale of each of the Specified Assets by no later than the Sale Closing Date. Each of the Sale Contract(s) (if applicable) shall provide that (i) either the Company or NewSub will have the right, without penalty or other payment from any Issuer Party, to terminate the applicable Sale Contract(s) if the transactions contemplated thereby shall not have been consummated on or before the Sale Closing Date, and (ii) excluding the “Sales Contract Deposit(s)” (as defined below) payable to NewSub solely in the event that buyer fails to purchase Specified Asset 2 and Specified Asset 3 on or before the Sale Closing Date, all amounts payable in respect of Specified Asset 2 and Specified Asset 3 by the buyer thereunder shall be paid by the buyer, at NewSub’s direction, directly to the Investor to redeem the Subsidiary Preferred Units and cancel the linked Series D Preferred Shares. In the event that (x) the transactions contemplated by the Sale Contract(s) are not consummated on or before the Sale Closing Date, and (y) either (i) the Investor, by written notice to the Company and NewSub, directs the Company or NewSub, as applicable, to terminate the applicable Sale Contract(s) or (ii) the Company or NewSub determines to terminate the applicable Sale Contract(s) consistent with the preceding sentence and provides written notice of the same to the Investor, then the Company or NewSub, as applicable, shall terminate such Sale Contract(s) as promptly as practicable, but in any event within one (1) Business Day of the date of its receipt of the Investor’s notice or its delivery of written notice to the Investor of its determination to terminate the Sale

Contract(s), as applicable. In addition, in the event that the transactions contemplated by the Sale Contract(s) are not consummated on or before the Sale Closing Date, the Investor shall have the unilateral right, exercisable by written notice to the Company and NewSub by no later than 5:00 p.m. (Eastern time) on June 28, 2018, to extend the Effective Date (and in turn, the Extended Effective Date Period) to July 16, 2018 (or such later date as the parties may mutually agree).

The Issuer Parties hereby represent and warrant and the Investor hereby confirms and acknowledges that the sale of Specified Asset 1 referred to in the Extension Agreement has been completed and the associated Net Proceeds in an amount equal to $4,863,250 were utilized to redeem and cancel 194,530 Subsidiary Preferred Units and linked Series D Preferred Shares. The Issuer Parties shall keep the Investor reasonably informed on a current basis of the status of the sale process of Specified Asset 2 and Specified Asset 3, including by providing the Investor regular updates on the current status thereof and providing such other information with respect to such sales as the Investor may reasonably request from time to time. Notwithstanding anything contained in the Securities Purchase Agreement or any Related Document, including, without limitation, Section 5(c) of Article Third of the Articles Supplementary and Article 5 and Article 11 of the LLC Agreement, (i) any and all Net Proceeds received by any Issuer Party (to the extent not paid directly to the Investor as required hereunder) on or before June 29, 2018 in respect of the sale of Specified Asset 2 and Specified Asset 3 shall be used only to immediately redeem the Subsidiary Preferred Units and cancel the linked Series D Preferred Shares and for no other purpose, and (ii) provided that the Investor agrees in writing to extend the Effective Date and correspondingly, the Extended Effective Date Period, on the terms set forth in and pursuant to the last sentence of the preceding paragraph, any and all Net Proceeds received by any Issuer Party during the period commencing on June 30, 2018 and ending at the expiration of the Extended Effective Date Period, as the same may be extended pursuant to the last sentence of the preceding paragraph (the “Holding Period”), in respect of the sale of Specified Asset 2 and Specified Asset 3 shall be retained by NewSub and shall not be distributed or otherwise transferred by NewSub, except to the Investor or as may be otherwise agreed in writing by the Investor, until the expiration of the Holding Period; provided that for the avoidance of doubt, following the expiration of the Holding Period, the Investor is not consenting to any distribution or transfer of such Net Proceeds (or any portion thereof) and is expressly reserving all of its rights and remedies in respect thereof; and provided further, that if at any time during the Holding Period, NewSub and the Company are not prevented by applicable law or any constituent instrument or agreement to redeem the Subsidiary Preferred Units and cancel the linked Series D Preferred Shares with all or any portion of such Net Proceeds, such Net Proceeds (or portion thereof) shall be used to immediately redeem the Subsidiary Preferred Units and cancel the linked Series D Preferred Shares. During the Holding Period, if any, the Issuer Parties and the

Investor shall reasonably cooperate with each other and discuss mutually acceptable alternative transactions designed to result in the payment of the Net Proceeds in respect of the sale of Specified Asset 2 and Specified Asset 3 to the Investor as promptly as practicable. Except as expressly set forth in this Section 1.b.) iii., neither NewSub nor any of its Subsidiaries shall, directly or indirectly, without Investor’s prior written consent, transfer any of its assets to any Person, which approval right shall only be applicable during the Extended Effective Date Period.

The Investor and the Issuer Parties hereby agree that Section 1.b.) iv. shall read as follows:

Any sale of Specified Asset 2 or Specified Asset 3 which results in Net Proceeds in respect of the applicable Specified Asset of less than the Floor Amount for such Specified Asset shall be approved in writing by the Investor in its sole discretion which approval right shall only be applicable during the Extended Effective Date Period. The Investor shall have the right in its sole discretion to participate in any sales process or otherwise bid on either or both of the Specified Assets using the Series D Preferred Shares and Subsidiary Preferred Units as consideration therefor valued at the then current Liquidation Preference (as defined in the Articles Supplementary) thereof, and for avoidance of doubt, if the Investor utilizes the Series D Preferred Shares and Subsidiary Preferred Units as consideration for the purchase of Specified Asset 2 and/or Specified Asset 3, the calculations contained in this Section 1.b.) iv. shall not be affected or modified, and in the event that a Sale Contract is terminated (including at the direction of the Investor as provided herein), the Investor shall have the right in its sole discretion to purchase the Specified Asset(s) that are the subject of such terminated Sale Contract(s) at the purchase price previously agreed to by the Investor and the Issuer Parties using Series D Preferred Shares and Subsidiary Preferred Units as consideration therefor valued at the then current Liquidation Preference. All Net Proceeds relating to the sale of Specified Asset 2 and Specified Asset 3, cash held by NewSub as of the date hereof in the amount of $1,500,000 together with all interest, distributions or other proceeds relating to Specified Asset 2, Specified Asset 3 and any other assets held by NewSub as of the date hereof that are received by NewSub during the month of May, 2018 as well as any deposit (each a “Sales Contract Deposit” or collectively, the “Sales Contract Deposits”) placed in escrow by the buyer under Sale Contract(s) of which is/are paid to NewSub solely in the event buyer fails to purchase Specified Asset 2 and Specified Asset 3 on or before the Sale Closing Date and the Investor purchases both Specified Asset 2 and Specified Asset 3 on or before June 29, 2018 in accordance with the second sentence of this Section and the provisions of Section 1.b.) vi. hereof are met (collectively, “Available Cash”) shall be paid to the Investor (or, in the case of the Promissory Note, assigned and delivered to the Investor) on the closing date of the sale of Specified Asset 2 and Specified Asset 3 and the redemption of the Series D Preferred Shares and linked Subsidiary Preferred Units in connection therewith; provided, however, in no event shall Investor be paid cash plus the principal amount of the Promissory Note in an amount in excess of $61,245,380 plus dividends (if, and only if, declared) on the Series D Preferred Shares for the second quarter of 2018; provided, further, that in the event that the aggregate of the Net Proceeds relating to Specified Asset 2 and Specified Asset 3 and Available Cash exceed $61,245,380 and all amounts required to be paid to the Investor hereunder have been paid to the Investor in full, then such excess amount shall be retained by NewSub. In the event that the Company declares a dividend on the Series D Preferred Shares for the second quarter of 2018, the Investor shall be entitled to receive the full amount of such dividend; provided, however, that if the Company declares a dividend on the Series D Preferred Shares for the second quarter of 2018 and Net Proceeds relating to Specified Asset 2, Specified Asset 3 and Available Cash paid to the Investor exceed $57,260.842, NewSub shall retain an amount in cash equal to 50% of such dividend payment and the Investor shall receive an amount in cash equal to 50% of such dividend payment; provided that in no event shall NewSub retain an amount in respect thereof in excess of $780,722 (the “Maximum Retained Amount”), and any amount in excess of the Maximum Retained Amount shall be paid to the Investor. The amount paid to the Investor from the Net Proceeds and Available Cash is referred to as the “Redemption Payment” (rounded downward to avoid any fractional interest). The number of Subsidiary Preferred Units and linked Series D Preferred Shares redeemed shall be computed by dividing the Redemption Payment by $25.00. Moreover, the difference between $73,479,750 and the amount of the Redemption Payment shall be converted into, at the Investor’s option, New Series D Shares (as hereinafter defined) or Other Acceptable Shares (as hereinafter defined), so long as the New Series D Shares or Other Acceptable Shares, as applicable, have a liquidation preference of $25.00 per share and an aggregate liquidation preference on such date equal to such difference (the “New Series D Differential”).

The Investor and the Issuer Parties hereby agree that Section 1. b.) vi. shall read as follows:

From and after the date such Net Proceeds relating to Specified Asset 2 and Specified Asset 3 and Available Cash (as provided for herein), as well as any dividends (if, and only if, declared) on the Series D Preferred Shares for the second quarter of 2018 to the extent payable to the Investor pursuant to the terms hereof, have been paid to the Investor, (a) for no further consideration other than the parties providing reasonably acceptable mutual releases, NewSub shall have the right to unilaterally redeem all of the outstanding Subsidiary Preferred Units and at such time the Company shall cancel Series D Preferred Shares having a Liquidation Preference equal to the Net Proceeds and Available Cash (as provided for herein) received by the Investor (if and to the extent not previously cancelled), (b) the Investor shall no longer have the right to appoint an Investor Board Designee pursuant to the Securities Purchase Agreement and Related Documents, (c) the existing Investor Board Designee shall immediately tender to the Company his resignation from the Board subject to the receipt of a release from the Issuer Parties reasonably acceptable to Investor, (d) the Investor shall request in writing that the other member of the Board affiliated with the Investor tender to the Company his resignation from the

Board subject to the receipt of a release from the Issuer Parties reasonably acceptable to him, and (e) the Securities Purchase Agreement, the Articles Supplementary and any other Related Document shall be terminated and/or amended, as applicable, such that the remaining outstanding Series D Preferred Shares are, at the option of the Investor, exchanged for (x) new Series D Preferred Shares having substantially equivalent terms as the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares, other than the Applicable Dividend Rate (as defined in the Articles Supplementary) for the Series D Preferred Shares which shall continue to be the Applicable Dividend Rate then in effect under the related Articles Supplementary (such securities being the “New Series D Shares”) with an aggregate liquidation preference equal to the New Series D Differential or (y) an existing series of the Company preferred stock acceptable to the Investor (other than the Series D Preferred Shares or the Series E Preferred Shares) (such securities being the “Other Acceptable Shares”) with an aggregate liquidation preference equal to the New Series D Differential in which case all of the Investor’s rights in the existing documentation relating to the Subsidiary Preferred Units and linked Series D Preferred Shares shall be terminated. For the avoidance of doubt, the actions and documentation described and provided for in clauses (a) – (e) of this Section 1.b.) vi. shall be completed and executed (as applicable) by the Investor and Issuer Parties by no later than June 29, 2018.

The Investor and the Issuer Parties hereby agree that Section 1.b.) v. shall read as follows:

Concurrently with the Net Proceeds relating to Specified Asset 2 and Specified Asset 3 and Available Cash being paid to the Investor and the Investor acquiring the New Series D Shares or Other Acceptable Shares as provided for herein, the Company shall pay the Investor an amount in cash equal to 2.5% of the New Series D Differential.

The Investor and the Issuer Parties hereby agree that Section 1.b.) vii. shall read as follows:

The Investor acknowledges receipt of the $130,000 described in Section 1.b.) vii. of the Extension Agreement; provided that the receipt of such amount shall not in any way limit the Investor’s rights under the Securities Purchase Agreement or Related Documents except to the extent of such payment.

Investor and the Issuer Parties hereby consent to the deletion of Section 1.c.) vi and Section 1.c.) vii.; provided that the Investor and the Issuer Parties acknowledge that for the avoidance of doubt, any dividend payment to the Investor from and after the date of the Extension Agreement shall not reduce the Liquidation Preference of the Series D Preferred Shares under the Articles Supplementary.

Investor and Issuer Parties hereby consent to the deletion of Section 3.

The Issuer Parties hereby remake the representations and warranties contained in Section 4 as of the date hereof with respect to this Consent and Acknowledgment.

This Consent and Acknowledgment shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state that would cause the application of the laws of any other jurisdiction.

This Consent and Acknowledgment may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic transmission).

This Consent and Acknowledgment shall for all purposes constitute a Related Document.

Except as specifically consented to or acknowledged herein, the Extension Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

The entering into of this Consent and Acknowledgment by the Issuer Parties and the Investor shall not be deemed a waiver or limitation of, and is without prejudice to, any right or remedy of any of the Issuer Parties or the Investor under the Securities Purchase Agreement and the Related Documents, at law and/or in equity, and reservation is hereby made on such parties’ behalf of all such rights and remedies and to assert their respective rights and remedies applicable to any other matters which are not described in this Consent and Acknowledgment and/or the Extension Agreement. Nothing contained in this Consent and Acknowledgment shall constitute an admission as to whether there has been a breach of any of the terms of the Securities Purchase Agreement or any Related Document, or otherwise prejudice any of any party’s rights and remedies.

IN WITNESS WHEREOF, the parties hereto have caused this Consent and Acknowledgment to be duly executed by their respective authorized officer as of the date first above written.

COMPANY:

RAIT FINANCIAL TRUST

By:	/s/ John J. Reyle
Name: John J. Reyle
Title: Interim CEO, Interim President & General Counsel

PARTNERSHIP:

RAIT PARTNERSHIP, L.P.

By:	RAIT General, Inc., a Maryland corporation, its General Partner

By:	/s/ John J. Reyle
Name: John J. Reyle
Title: Interim CEO, Interim President & General Counsel

TABERNA:

TABERNA REALTY FINANCE TRUST

By:	/s/ John J. Reyle
Name: John J. Reyle
Title: Interim CEO, Interim President & General Counsel

[Signature Page: Consent and Acknowledgement re Extension Agreement]

NEWSUB:

RAIT Asset Holdings IV, LLC, a Delaware limited liability company

By:	RAIT Partnership, L.P., a Delaware limited partnership, its sole member

By:	RAIT General, Inc., a Maryland corporation, its General Partner

By:	/s/ John J. Reyle
Name: John J. Reyle
Title: Interim CEO, Interim President & General Counsel

INVESTOR:

ARS VI INVESTOR I, LP

By:	ARS VI Investor IGP, LLC, its General Partner

By:	Almanac Realty Securities VI, L.P., its Sole Member

By:	Almanac Realty Partners VI, LLC, its General Partner

By:	/s/ Matthew W. Kaplan
	Name:	Matthew W. Kaplan
	Title:	President

[Signature Page: Consent and Acknowledgement re Extension Agreement]